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                                                                       EXHIBIT 5

               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              One Financial Center
                                Boston, MA 02111

Telephone:  (617) 542-6000                            Facsimile: (617) 542-2241

                                           October 4, 1999

GelTex Pharmaceuticals, Inc.
153 Second Avenue
Waltham, Massachusetts 02154

Ladies and Gentlemen:

         In connection with the registration statement on Form S-4 (the "Registration Statement") being filed by GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the "Act") shares of the Common Stock of the Company, par value $.01 per share (the "Shares"), to be issued in connection with the merger (the "Merger") of Shine Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of GelTex, with and into SunPharm Corporation, a Delaware corporation ("SunPharm"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated August 13, 1999 among the Company, Merger Sub and SunPharm, you have requested our opinion with respect to the matters set forth below.

         We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such documents and records and conducted such other investigations of fact and law as we have deemed necessary as a basis for this opinion. As to certain questions of fact, we have relied upon statements of officers of the Company and others.

         In rendering this opinion, we have assumed that prior to the issuance of any of the Shares: (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the shareholders of SunPharm will have approved and adopted the Merger Agreement, (iii) the Board of Directors of GelTex will have approved the issuance of the Shares, and (iv) the transactions contemplated by the Merger Agreement are consummated.

         On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         This opinion relates solely to the corporate law of the State of Delaware.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, we consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                         Very truly yours,

                         /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                         -------------------------------------------------------
                             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.